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EXHIBIT 99.1

news release
For Immediate Release	Contact:	Mark Borman—Investor Relations Chuck Grothaus—Public Relations	952.917.0590 952.917.0306

ADC Amends Shareowner Rights Plan

        MINNEAPOLIS—July 30, 2003—ADC (NASDAQ: ADCT, www.adc.com) announced today that its board of directors has amended and restated the company's Shareowner Rights Plan. Under the plan, ADC shareowners hold one share purchase right for each share of ADC common stock they hold. Changes to the plan include extending the term of the plan to 2013 and providing for review of the plan at least once every three years by a committee of independent directors.

        The Shareowner Rights Plan is designed to enable all ADC shareowners to realize the full value of their investment and to provide for fair and equal treatment to all ADC shareowners in the event that an unsolicited attempt is made to acquire ADC. The plan is designed to encourage any potential acquirer of ADC to negotiate directly with ADC's board of directors. The plan was not adopted in response to any known efforts to acquire the company.

        The rights, which presently trade with ADC's common stock, effectively allow ADC shareowners to acquire ADC preferred stock with common stock features at a discount of 50% from the then current market value of the common stock if a person or group acquires, or announces a tender or exchange offer to acquire, an aggregate total of at least fifteen percent of ADC's outstanding common stock while the plan is in place. Any rights held by such an acquiring person or group are not exercisable. The exercise price of the rights has been set initially at $17.00 per right. Prior to any person acquiring, or announcing an intention to acquire, fifteen percent of ADC's outstanding common stock, ADC's board may redeem the rights for $0.0001 per right. Unless the rights are first redeemed, they may be exercised effectively to acquire an amount of ADC common shares, or shares of the third party acquirer, equal to the then current exercise price of the rights divided by 50% of the then current market price of the common stock of the issuing party.

        Further details of the amended and restated Plan are outlined in a summary that will be mailed to all ADC shareowners of record.

About ADC

        ADC is The Broadband Company™. ADC offers high-quality, value-added solutions of network equipment, software and systems integration services that enable communications service providers to deliver high-speed Internet, data, video and voice services to consumers and businesses worldwide. ADC (NASDAQ: ADCT) has sales into more than 100 countries. Learn more about ADC Telecommunications, Inc. at www.adc.com.

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ADC Amends Shareowner Rights Plan